Exhibit 99.1

BIO-key Receives Notice of Non-Compliance from Nasdaq Related to Delay of its Form 10-K Filing

Holmdel, NJ – April 22, 2026 – BIO-key International, Inc. (Nasdaq: BKYI), a global leader in Identity and Access Management (IAM) and biometric authentication technologies, announced today that it has received a notification letter from The Nasdaq Stock Market, LLC informing the Company that it was not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission, due to the Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2025. The Notification Letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

BIO-key is working with its auditors to finalize its Form 10-K which it expects to file next week.

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software securing access for over forty million users. BIO-key allows customers to choose the right authentication factors for diverse use cases, including phoneless, tokenless, and passwordless biometric options. Its cloud hosted or on-premise PortalGuard IAM solution provides cost-effective, easy-to-deploy, convenient, and secure access to computers, information, applications, and high-value transactions.

Engage with BIO-key:

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
X – Corporate:	@BIOkeyIntl
X – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor Contacts:

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com

212-924-9800